Exhibit 99.1

HCP Reports Fourth Quarter and Year Ended 2018 Results
IRVINE, CA, February 13, 2019 -- HCP, Inc. (NYSE: HCP) today announced results for the fourth quarter and full year ended December 31, 2018.
FOURTH QUARTER 2018 AND RECENT HIGHLIGHTS

–	Diluted net income of $1.73 per share, diluted NAREIT FFO of $0.41 per share and diluted FFO as adjusted of $0.43 per share

–	Closed on the previously announced sale of Shoreline Technology Center in Mountain View, California for gross proceeds of $1.0 billion

–	Completed the previously disclosed sale of 19 senior housing communities to an investment fund managed by affiliates of Apollo Global Management for $377 million

–	Acquired our partner's interests in four life science assets for $92 million

–
Under contract to acquire Sierra Point Towers, an office and life science campus adjacent to our 591,000 square foot development, The Shore at Sierra Point, in the South San Francisco life science submarket, for $245 million

–
Acquired 87 CambridgePark Drive, a 64,000 square foot life science facility in Cambridge, Massachusetts for $71 million and development rights on an adjacent site, 101 CambridgePark Drive, for total consideration of up to $27 million

–	Accelerated commencement of Phases II and III of The Shore at Sierra Point development in response to tenant demand and our leasing success of Phase I, which is 100% pre-leased

–	Repaid $1.2 billion of debt using proceeds from dispositions and capital markets transactions

–	Raised gross proceeds of $156 million through our ATM offering program and completed a public offering of 17 million shares of common stock

–	Received credit ratings upgrades from S&P and Moody's

–
Expanded leadership responsibilities of Peter Scott and Tom Klaritch, promoted Shawn Johnston and Glenn Preston to Executive Vice President and welcomed Jeff Miller to lead senior housing asset management

FULL YEAR 2018 HIGHLIGHTS

–	Diluted net income of $2.24 per share, diluted NAREIT FFO of $1.66 per share and diluted FFO as adjusted of $1.82 per share

–
Reduced operator concentration and improved the quality of our senior housing portfolio through the completion of $1.1 billion of non-core asset sales and transitions to new operators at 38 communities

–	Entered into a $605 million 51%/49% joint venture in a two million square foot medical office portfolio with Morgan Stanley Real Estate Investing

–	Sold our Tandem Mezzanine Loan investment, which eliminated our exposure to both stand-alone post-acute/skilled-nursing assets and highly-leveraged mezzanine investments

–	Closed on the sale of a 51% interest in our U.K. holdings and expect to sell the remaining 49% interest by no later than 2020

–	Created a program with HCA Healthcare, Inc. ("HCA") to develop primarily on-campus MOBs

–	Strengthened our balance sheet with $2.3 billion of debt repayments

–	Signed approximately 865,000 square feet of leases for our life science development projects

–	Appointed Kent Griffin, Lydia Kennard and Katherine Sandstrom as independent directors to the Company's Board of Directors

–	Recognized for our continued sustainability leadership and performance by several prominent Environmental, Social and Governance ("ESG") benchmarking institutions

FOURTH QUARTER COMPARISON

	Three Months Ended December 31, 2018		Three Months Ended December 31, 2017
(in thousands, except per share amounts)	Amount	Per Share	Amount	Per Share
Net income (loss), diluted	$831,965	$1.73	$(59,298)	$(0.13)
NAREIT FFO, diluted	195,187	0.41	52,884	0.11
FFO as adjusted, diluted	202,115	0.43	225,510	0.48
FAD, diluted	168,001		182,603

FULL YEAR COMPARISON

	Year Ended December 31, 2018		Year Ended December 31, 2017
(in thousands, except per share amounts)	Amount	Per Share	Amount	Per Share
Net income (loss), diluted	$1,065,343	$2.24	$413,013	$0.88
NAREIT FFO, diluted	780,189	1.66	661,113	1.41
FFO as adjusted, diluted	857,035	1.82	925,059	1.95
FAD, diluted	746,397		803,720

NAREIT FFO, FFO as adjusted, FAD, and SPP Cash NOI are supplemental non-GAAP financial measures that we believe are useful in evaluating the operating performance of real estate investment trusts (refer to the "Funds From Operations" and "Funds Available for Distribution" sections of this release for additional information). See “December 31, 2018 Discussion and Reconciliation of Non-GAAP Financial Measures” for definitions, discussions of their uses and inherent limitations, and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP on the Investor Relations section of our website at http://ir.hcpi.com/financial-reconciliation.

SAME PROPERTY PORTFOLIO OPERATING SUMMARY
The tables below outline the year-over-year three-month and full year SPP Cash NOI growth and the components of our senior housing operating portfolio ("SHOP") SPP Cash NOI growth:

Year-Over-Year Total SPP Cash NOI Growth
	Three Month	Full Year	% of Full Year SPP
Senior housing triple-net	2.5%	2.0%	28.1%
SHOP	(11.6%)	(3.8%)	9.3%
Life science	3.9%	1.5%	23.3%
Medical office	1.9%	2.1%	30.3%
Other non-reportable segments ("Other")	4.3%	3.2%	9.0%
Total Portfolio	1.5%	1.4%	100.0%

Components of Three-Month SHOP SPP Cash NOI Growth
	Core Portfolio(1)	Transition Portfolio(2)	Total
Property count	32	16	48
Cash NOI	$14,533	$4,286	$18,818
SPP Cash NOI Growth	(2.3%)	(33.2%)	(11.6%)
SPP Cash NOI Margin	31.3%	21.4%	28.3%

Components of Twelve-Month SHOP SPP Cash NOI Growth
	Core Portfolio(3)	Transition Portfolio(2)	Total
Property count	31	15	46
Cash NOI	$61,274	$21,277	$82,550
SPP Cash NOI Growth	1.7%	(16.8%)	(3.8%)
SPP Cash NOI Margin	33.6%	26.5%	31.5%

Twelve-Month Combined Senior Housing SPP Cash NOI Growth
	NNN	SHOP	Total(4)
Property count	146	46	192
Cash NOI	$249,633	$82,550	$332,184
SPP Cash NOI Growth	2.0%	(3.8%)	0.5%

_______________________________________

(1)	Includes 16 properties managed by Brookdale Senior Living ("Brookdale") and 16 properties managed by four operators that are not expected to undergo a transition/sale during 2019.

(2)	Represents properties previously managed by Brookdale that have transitioned to new operators or are expected to sell in 2019.

(3)	Includes 16 properties managed by Brookdale and 15 properties managed by four operators that are not expected to undergo a transition/sale during 2019.

(4)	2019 Guidance range reflects Senior Housing combined, 2018 is being presented combined for comparative purposes.
TRANSACTION UPDATES
87 & 101 CAMBRIDGEPARK DRIVE
In January 2019, we acquired 87 CambridgePark Drive, a 100% leased, 64,000 square foot life science facility for $71 million. Additionally, in February 2019, we acquired development rights at 101 CambridgePark Drive, a parcel adjacent to 87 CambridgePark Drive, for consideration of up to $27 million. 87 & 101 CambridgePark Drive are both located in Cambridge, Massachusetts, near the Alewife transit station on the MBTA Red Line, which offers direct connectivity to Kendall Square. These investments add meaningful scale to our life science presence in Boston and expand our relationship with leading local owner and operator, King Street Properties.
SIERRA POINT TOWERS
In November 2018, we entered into contract to acquire Sierra Point Towers, a 427,000 square foot, two-building life science and office campus in the South San Francisco life science submarket for $245 million. Sierra Point Towers is approximately 100% leased with a weighted average lease term of more than five years. Sierra Point Towers is strategically located adjacent to our The Shore at Sierra Point development project and provides HCP the opportunity to integrate the two campuses, creating a denser life science cluster with operational and leasing synergies. We also intend to explore the potential for additional entitlements and densification at Sierra Point Towers. The transaction is expected to close in the first half of 2019.
LIFE SCIENCE JOINT VENTURE PARTNER BUYOUT
In November 2018, we acquired our partner's joint venture interests in four life science assets for $92 million. The transaction included two buildings totaling approximately 131,000 square feet located in the heart of Torrey Pines submarket of San Diego and two buildings totaling approximately 162,000 square feet located in the South San Francisco life science submarket.
SHORELINE TECHNOLOGY CENTER DISPOSITION
In November 2018, we closed on the sale of the approximately 800,000 square foot Shoreline Technology Center campus located in Mountain View, California for $1.0 billion. We recognized a gain on sale of $726 million in the fourth quarter 2018.
19-COMMUNITY PORTFOLIO SALE
During the fourth quarter of 2018, we closed on the previously announced 19-asset portfolio sale of Brookdale-managed senior housing communities to an investment fund managed by affiliates of Apollo Global Management for $377 million.
OPERATOR TRANSITION UPDATE
During 2018, we transitioned 38 HCP-owned senior housing communities from Brookdale to new operators, including Atria Senior Living, Sunrise Senior Living, Elmcroft by Eclipse Senior Living, Discovery Senior Living and Sonata Senior Living.
DEVELOPMENT UPDATES
ADDITIONAL PHASES OF THE SHORE AT SIERRA POINT
The Shore at Sierra Point is a 23-acre waterfront life science development located in the South San Francisco life science submarket that will offer state-of-the-art laboratory and office space along with high-end amenities. We have pre-leased 100% of Phase I, which consists of two buildings totaling approximately 222,000 square feet with an approximate total cost of $224 million. In response to our Phase I leasing success and continued demand for life science space in the South San Francisco life science submarket, we accelerated commencement of Phases II and III of the development. Phases II and III combined will consist of three Class A life science office buildings totaling approximately 369,000 square feet with total estimated development costs of $385 million.
ON-CAMPUS MEDICAL OFFICE DEVELOPMENT PROGRAM WITH HCA
During the quarter, we began construction on a 90,000 square foot medical office building on the campus of Grand Strand Medical Center ("Grand Strand") in Myrtle Beach, South Carolina with an estimated cost of $26 million. Grand Strand is operated by HCA and is the leading hospital in the market. Grand Strand will anchor the development and occupy 42,000 square feet upon completion.

BALANCE SHEET AND CAPITAL MARKET ACTIVITIES
In the fourth quarter of 2018, we used proceeds from dispositions to repay approximately $1.2 billion of debt consisting of $450 million of our 3.75% senior unsecured notes due in February 2019, $224 million of our unsecured term loan due in January 2019 and $557 million of outstanding borrowings under our $2.0 billion unsecured revolving line of credit.
At December 31, 2018, we had $1.9 billion of availability under our $2.0 billion credit facility.
In the fourth quarter of 2018, we raised gross proceeds of approximately $156 million under our ATM common stock offering program. Additionally, we completed a public offering of 17,250,000 shares of common stock (including the exercise of the underwriter's option to purchase additional shares) priced at $28.90 per share before underwriting discounts and commissions. As part of the offering, 15,250,000 shares were structured as a forward sale for up to 12 months. We expect to settle the forward and use the proceeds during 2019 to fund our acquisition and development activities.
EXECUTIVE LEADERSHIP
To further advance our competitive performance and execute on the internal and external growth opportunities within our portfolio, HCP today announced expanded leadership responsibilities for Peter Scott and Tom Klaritch, promotions to Executive Vice President for Shawn Johnston and Glenn Preston and the addition of Jeff Miller to lead senior housing asset management.

•
Peter Scott has assumed leadership of our Life Science segment where he will lead a seasoned team with expertise and relationships in the major life science markets. Mr. Scott will also continue to serve as Chief Financial Officer.

•
Tom Klaritch has assumed responsibility for the management of HCP’s development and redevelopment projects in the newly-created role of Chief Development Officer. Mr. Klaritch will continue to serve as Chief Operating Officer and provide oversight of our Medical Office segment.

"Pete and Tom are proven leaders and I’m excited to broaden the scope of their responsibilities,” said Tom Herzog, HCP’s Chief Executive Officer. “These changes support HCP's continued execution of its strategic initiatives.”
HCP also announced today it has promoted Shawn Johnston and Glenn Preston to Executive Vice President. Mr. Johnston joined HCP in 2017 as Chief Accounting Officer and is responsible for our accounting, financial reporting, property tax and financial systems. Mr. Preston joined HCP in 2003 and leads day-to-day operations for all aspects of our Medical Office segment.
Additionally, HCP announced the addition of Jeff Miller as Senior Vice President, who will be responsible for the day-to-day execution of the company's Senior Housing finance and asset management functions. Mr. Miller will report directly to Scott Brinker, Chief Investment Officer and leader of our Senior Housing segment. Prior to joining HCP, Mr. Miller served as Chief Operating Officer at Welltower, Inc. from July 2014 to January 2017, and General Counsel from July 2004 to July 2014.
"Jeff joins us with over 30 years of experience in health care real estate,” said Mr. Herzog. “His addition to our team is yet another tangible step we’ve taken to remake our senior housing business to capture the embedded upside in our portfolio.”
DIVIDEND
On January 31, 2019, we announced that our Board declared a quarterly cash dividend of $0.37 per common share. The dividend will be paid on February 28, 2019 to stockholders of record as of the close of business on February 19, 2019.

SUSTAINABILITY
HCP’s leadership and performance in environmental, social and governance ("ESG") sustainability initiatives were recognized by the CDP (formerly the Carbon Disclosure Project) 2018 Climate Change Program.  We completed CDP's annual investor survey for the seventh consecutive year, received a 2018 score of A- for our disclosure and were named to the Leadership Band.
Additionally, HCP was named a constituent in the FTSE4Good Index for the seventh consecutive year and achieved the Green Star designation from the Global Real Estate Sustainability Benchmark ("GRESB") for the seventh consecutive year. HCP was also named a constituent in the North America Dow Jones Sustainability Index ("DJSI") for the sixth consecutive year and was included in The Sustainability Yearbook 2018, a listing of the world's most sustainable companies. The list is compiled according to the results of RobecoSAM's annual Corporate Sustainability Assessment, which also determines constituency for the DJSI series. For additional information regarding our ESG sustainability initiatives and our approach to climate change, please visit our website at www.hcpi.com/sustainability.

2019 GUIDANCE
For full year 2019, we have established the following guidance ranges:

•	Diluted net income per share to range between $0.45 to $0.51

•	Diluted NAREIT FFO per share of $1.67 to $1.73

•	Diluted FFO as adjusted per share of $1.70 to $1.76

•	Blended Total Portfolio SPP Cash NOI growth of 1.25% to 2.75%
Key Assumptions

•	Components to initial blended Total Portfolio SPP Cash NOI guidance:

◦	Senior Housing: (1.50%) to 1.50%

◦	Medical Office: 1.75% to 2.75%

◦	Life Science: 4.00% to 5.00%

◦	Other: 2.00% to 3.00%

•	Senior Housing SPP Cash NOI: Includes triple-net and SHOP. At the mid-point, assumes triple-net portfolio growth of 2% and SHOP growth of (5%). SHOP includes both Core and Transition portfolios.

•	Capital Markets:

◦	Debt: mid-year refinancing of $800 million of our 2.625% senior notes due February 2020

◦	Equity: approximately $430 million from the anticipated settlement of the equity forward from our December 2018 follow-on offering

•	Development and Redevelopment: $600 to $700 million of spend; an amount elevated relative to 2018 in order to capture significant value creation opportunities

•	Acquisitions: $900 million at a blended cash yield of 5.0% to 5.5%, mid-year convention

•	Dispositions: $500 million at a blended cash yield of 6.5% to 7.5%, mid-year convention

These estimates do not reflect the potential impact from unannounced future transactions other than capital recycling activities. For additional detail and information regarding these estimates, refer to the 2019 Guidance section of our corresponding Supplemental Report and the Discussion and Reconciliation of Non-GAAP Financial Measures, both available in the Investor Relations section of our website at http://ir.hcpi.com.

COMPANY INFORMATION
HCP has scheduled a conference call and webcast for Thursday, February 14, 2019, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) to present its performance and operating results for the fourth quarter and full year 2018. The conference call is accessible by dialing (888) 317-6003 (U.S.) or (412) 317-6061 (International). The conference ID number is 3594115. You may also access the conference call via webcast in the Investor Relations section of our website at http://ir.hcpi.com. An archive of the webcast will be available through March 1, 2019 on our website, and a telephonic replay can be accessed by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International) and entering conference ID number 10128000. Our Supplemental Report for the current period is also available, with this earnings release, in the Investor Relations section of our website.
ABOUT HCP
HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests in real estate serving the healthcare industry in the United States.  HCP owns a large-scale portfolio primarily diversified across life science, medical office and senior housing.  Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index.  For more information regarding HCP, visit www.hcpi.com.

FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “may,” “will,” “project,” “expect,” “believe,” “intend,” “anticipate,” “seek,” "target," “forecast,” “plan,” “potential,” “estimate,” “could,” “would,” “should” and other comparable and derivative terms or the negatives thereof. Examples of forward-looking statements include, among other things: (i) statements regarding timing, outcomes and other details relating to current, pending or contemplated acquisitions, dispositions, transitions, developments, redevelopments, joint venture transactions, capital recycling plans, financing activities, or other transactions discussed in this release, including without limitation those described under the headings "Transaction Updates", "Development Updates" and "Balance Sheet and Capital Markets Activities"; (ii) statements regarding the payment of a quarterly cash dividend; and (iii) all statements under the heading “2019 Guidance,” including without limitation with respect to expected net income, FFO per share, FFO as adjusted per share, SPP Cash NOI and other financial projections and assumptions, as well as comparable statements included in other sections of this release. Forward-looking statements reflect our current expectations and views about future events and are subject to risks and uncertainties that could significantly affect our future financial condition and results of operations. While forward-looking statements reflect our good faith belief and assumptions we believe to be reasonable based upon current information, we can give no assurance that our expectations or forecasts will be attained. Further, we cannot guarantee the accuracy of any such forward-looking statement contained in this release, and such forward-looking statements are subject to known and unknown risks and uncertainties that are difficult to predict. These risks and uncertainties include, but are not limited to: our reliance on a concentration of a small number of tenants and operators for a significant percentage of our revenues; the financial condition of our existing and future tenants, operators and borrowers, including potential bankruptcies and downturns in their businesses, and their legal and regulatory proceedings, which results in uncertainties regarding our ability to continue to realize the full benefit of such tenants' and operators' leases and borrowers' loans; the ability of our existing and future tenants, operators and borrowers to conduct their respective businesses in a manner sufficient to maintain or increase their revenues and to generate sufficient income to make rent and loan payments to us and our ability to recover investments made, if applicable, in their operations; competition for the acquisition and financing of suitable healthcare properties as well as competition for tenants and operators, including with respect to new leases and mortgages and the renewal or rollover of existing leases; our concentration in the healthcare property sector, particularly in senior housing, life sciences and medical office buildings, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; our ability to identify replacement tenants and operators and the potential renovation costs and regulatory approvals associated therewith; the risks associated with property development and redevelopment, including costs above original estimates, project delays and lower occupancy rates and rents than expected; the risks associated with our investments in joint ventures and unconsolidated entities, including our lack of sole decision making authority and our reliance on our partners' financial condition and continued cooperation; our ability to achieve the benefits of acquisitions and other investments, including those discussed above, within expected time frames or at all, or within expected cost projections; the potential impact on us and our tenants, operators and borrowers from current and future litigation matters, including the possibility of larger than expected litigation costs, adverse results and related developments; operational risks associated with third party management contracts, including the additional regulation and liabilities of our RIDEA lease structures; the effect on us and our tenants and operators of legislation, executive orders and other legal requirements, including compliance with the Americans with Disabilities Act, fire, safety and health regulations, environmental laws, the Affordable Care Act, licensure, certification and inspection requirements, and laws addressing entitlement programs and related services, including Medicare and Medicaid, which may result in future reductions in reimbursements or fines for noncompliance; changes in federal, state or local laws and regulations, including those affecting the healthcare industry that affect our costs of compliance or increase the costs, or otherwise affect the operations, of our tenants and operators; our ability to foreclose on collateral securing our real estate-related loans; volatility or uncertainty in the capital markets, the availability and cost of capital as impacted by interest rates, changes in our credit ratings, and the value of our common stock, and other conditions that may adversely impact our ability to fund our obligations or consummate transactions, or reduce the earnings from potential transactions; changes in global, national and local economic or other conditions, including currency exchange rates; our ability to manage our indebtedness level and changes in the terms of such indebtedness; competition for skilled management and other key personnel; the potential impact of uninsured or underinsured losses; our reliance on information technology systems and the potential impact of system failures, disruptions or breaches; the ability to maintain our qualification as a real estate investment trust; and other risks and uncertainties described from time to time in our Securities and Exchange Commission filings. Except as required by law, we do not undertake, and hereby disclaim, any obligation to update any forward-looking statements, which speak only as of the date on which they are made.

CONTACT
Andrew Johns
Vice President – Finance and Investor Relations
949-407-0400

HCP, Inc.
Consolidated Balance Sheets
In thousands, except share and per share data

	December 31, 2018	December 31, 2017
Assets
Real estate:
Buildings and improvements	$10,877,248	$11,239,732
Development costs and construction in progress	537,643	447,976
Land	1,637,506	1,785,865
Accumulated depreciation and amortization	(2,842,947)	(2,741,695)
Net real estate	10,209,450	10,731,878
Net investment in direct financing leases	713,818	714,352
Loans receivable, net	62,998	313,326
Investments in and advances to unconsolidated joint ventures	540,088	800,840
Accounts receivable, net of allowance of $5,127 and $4,425, respectively	48,171	40,733
Cash and cash equivalents	110,790	55,306
Restricted cash	29,056	26,897
Intangible assets, net	305,079	410,082
Assets held for sale, net	108,086	417,014
Other assets, net	591,017	578,033
Total assets	$12,718,553	$14,088,461

Liabilities and Equity
Bank line of credit	$80,103	$1,017,076
Term loan	—	228,288
Senior unsecured notes	5,258,550	6,396,451
Mortgage debt	138,470	144,486
Other debt	90,785	94,165
Intangible liabilities, net	54,663	52,579
Liabilities of assets held for sale, net	1,125	14,031
Accounts payable and accrued liabilities	391,583	401,738
Deferred revenue	190,683	144,709
Total liabilities	6,205,962	8,493,523
Commitments and contingencies
Common stock, $1.00 par value: 750,000,000 shares authorized; 477,496,499 and 469,435,678 shares issued and outstanding, respectively	477,496	469,436
Additional paid-in capital	8,398,847	8,226,113
Cumulative dividends in excess of earnings	(2,927,196)	(3,370,520)
Accumulated other comprehensive income (loss)	(4,708)	(24,024)
Total stockholders' equity	5,944,439	5,301,005

Joint venture partners	391,401	117,045
Non-managing member unitholders	176,751	176,888
Total noncontrolling interests	568,152	293,933
Total equity	6,512,591	5,594,938

Total liabilities and equity	$12,718,553	$14,088,461

HCP, Inc.
Consolidated Statements of Operations
In thousands, except per share data

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(unaudited)
Revenues:
Rental and related revenues	$298,790	$291,708	$1,237,236	$1,213,649
Resident fees and services	127,826	132,587	544,773	524,275
Income from direct financing leases	13,945	13,701	54,274	54,217
Interest income	1,358	5,263	10,406	56,237
Total revenues	441,919	443,259	1,846,689	1,848,378

Costs and expenses:
Interest expense	54,717	71,882	266,343	307,716
Depreciation and amortization	130,759	136,833	549,499	534,726
Operating	177,413	198,669	705,038	666,251
General and administrative	21,510	21,485	96,702	88,772
Transaction costs	1,684	5,459	10,772	7,963
Impairments (recoveries), net	36,080	84,374	55,260	166,384
Total costs and expenses	422,163	518,702	1,683,614	1,771,812
Other income (expense):
Gain (loss) on sales of real estate, net	763,774	33,789	925,985	356,641
Loss on debt extinguishments	(263)	—	(44,162)	(54,227)
Other income (expense), net	50,333	(9,303)	13,316	31,420
Total other income (expense), net	813,844	24,486	895,139	333,834

Income (loss) before income taxes and equity income (loss) from unconsolidated joint ventures	833,600	(50,957)	1,058,214	410,400
Income tax benefit (expense)	2,935	(13,297)	17,854	1,333
Equity income (loss) from unconsolidated joint ventures	(2,152)	6,330	(2,594)	10,901

Net income (loss)	834,383	(57,924)	1,073,474	422,634
Noncontrolling interests' share in earnings	(2,835)	(778)	(12,381)	(8,465)
Net income (loss) attributable to HCP, Inc.	831,548	(58,702)	1,061,093	414,169
Participating securities' share in earnings	(2,223)	(596)	(2,669)	(1,156)
Net income (loss) applicable to common shares	$829,325	$(59,298)	$1,058,424	$413,013

Earnings per common share:
Basic	$1.75	$(0.13)	$2.25	$0.88
Diluted	$1.73	$(0.13)	$2.24	$0.88

Weighted average shares outstanding:
Basic	472,998	469,229	470,551	468,759
Diluted	479,906	469,229	475,387	468,935

HCP, Inc.
Funds From Operations
 In thousands, except per share data
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income (loss) applicable to common shares	$829,325	$(59,298)	$1,058,424	$413,013
Real estate related depreciation and amortization	130,759	136,833	549,499	534,726
Real estate related depreciation and amortization on unconsolidated joint ventures	15,237	12,347	63,967	60,058
Real estate related depreciation and amortization on noncontrolling interests and other	(3,828)	(3,425)	(11,795)	(15,069)
Other real estate-related depreciation and amortization	2,071	1,646	6,977	9,364
Loss (gain) on sales of real estate, net	(763,774)	(33,789)	(925,985)	(356,641)
Loss (gain) on sales of real estate, net on unconsolidated joint ventures	—	(1,430)	—	(1,430)
Loss (gain) upon consolidation of real estate, net(1)	(50,171)	—	(9,154)	—
Taxes associated with real estate dispositions	2,765	—	3,913	(5,498)
Impairments (recoveries) of depreciable real estate, net	32,803	—	44,343	22,590
NAREIT FFO applicable to common shares, basic and diluted	$195,187	$52,884	$780,189	$661,113
Diluted NAREIT FFO per common share	$0.41	$0.11	$1.66	$1.41
Weighted average shares outstanding - diluted NAREIT FFO	473,289	469,388	470,719	468,935
Impact of adjustments to NAREIT FFO:
Transaction-related items(2)	$2,416	$60,100	$11,029	$62,576
Other impairments (recoveries) and losses (gains), net(3)	3,277	84,374	7,619	92,900
Severance and related charges(4)	595	1,111	13,906	5,000
Loss on debt extinguishments(5)	263	—	44,162	54,227
Litigation costs (recoveries)	323	8,130	363	15,637
Casualty-related charges (recoveries), net	—	2,039	—	10,964
Foreign currency remeasurement losses (gains)	72	(58)	(35)	(1,043)
Tax rate legislation impact	—	17,028	—	17,028
Total adjustments	6,946	172,724	77,044	257,289
FFO as adjusted applicable to common shares	202,133	225,608	857,233	918,402
Distributions on dilutive convertible units and other	(18)	(98)	(198)	6,657
Diluted FFO as adjusted applicable to common shares	$202,115	$225,510	$857,035	$925,059
Diluted FFO as adjusted per common share	$0.43	$0.48	$1.82	$1.95
Weighted average shares outstanding - diluted FFO as adjusted	473,289	469,388	470,719	473,620
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(1)
For the three months ended December 31, 2018, represents the gain related to the acquisition of our partner's interests in four previously unconsolidated life science assets. For the year ended December 31, 2018, represents the gain related to the acquisition of our partner's interests in four previously unconsolidated life science assets, partially offset by the loss on consolidation of seven U.K. care homes.

(2)
For the three months and year ended December 31, 2017, includes $55 million of net non-cash charges related to the right to terminate certain triple-net leases and management agreements in conjunction with a previous transaction with Brookdale in November 2017.

(3)
For the year ended December 31, 2018, primarily relates to the impairment of an undeveloped life science land parcel classified as held for sale. For the year ended December 31, 2017, represents the impairment of our Tandem Health Care mezzanine loan, net of the impairment recovery upon the sale of our Four Seasons senior notes.

(4)
For the year ended December 31, 2018, primarily relates to the departure of our former Executive Chairman, which consisted of $6 million of cash severance and $3 million of equity award vestings, and corporate restructuring activities. For the year ended December 31, 2017, primarily relates to the departure of our former Chief Accounting Officer.

(5)	Represents the premium associated with the prepayment of senior unsecured notes.

HCP, Inc.
Funds Available for Distribution
In thousands
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
FFO as adjusted applicable to common shares	$202,133	$225,608	$857,233	$918,402
Amortization of deferred compensation(1)	3,465	3,180	14,714	13,510
Amortization of deferred financing costs	2,851	3,428	12,612	14,569
Straight-line rents	(2,251)	(5,881)	(23,138)	(23,933)
FAD capital expenditures	(35,956)	(39,646)	(106,193)	(113,471)
Lease restructure payments	294	305	1,195	1,470
CCRC entrance fees(2)	4,677	6,949	17,880	21,385
Deferred income taxes(3)	(5,993)	(4,967)	(18,744)	(15,490)
Other FAD adjustments(4)	(1,219)	(6,373)	(9,162)	(12,722)
FAD applicable to common shares, basic and diluted	$168,001	$182,603	$746,397	$803,720
Weighted average shares outstanding - diluted FAD	473,289	469,388	470,719	468,935
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(1)
Excludes amounts related to the acceleration of deferred compensation for restricted stock units that vested upon the departure of certain former employees, which have already been excluded from FFO as adjusted in severance and related charges.

(2)	Represents our 49% share of non-refundable entrance fees, as the fees are collected by our CCRC JV, net of reserves and CCRC JV entrance fee amortization.

(3)
For the three months ended December 31, 2017, excludes deferred tax expense, which is included in tax rate legislation impact. For the year ended December 31, 2017, excludes: (i) deferred tax expense, which is included in tax rate legislation impact and (ii) deferred tax benefit from casualty-related charges, which is included in casualty-related charges (recoveries), net.

(4)
Primarily includes our share of FAD capital expenditures from unconsolidated joint ventures, partially offset by noncontrolling interests' share of FAD capital expenditures from consolidated joint ventures.